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                                                /------------------------------/
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+--------+
| FORM 4 |                        U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
[_] Check this box if
    no longer subject          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5        Filed pursuant to Section 16(a) of the Securities
    obligations may            Exchange Act of 1934, Section 17(a) of the
    continue. See             Public Utility Holding Company Act of 1935 or
    instruction 1(b).       Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

         Conn                       Michael                           R.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                               1075 First Avenue
--------------------------------------------------------------------------------
                                   (Street)

                           King of Prussia, PA 19406
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

Global Sports, Inc. (GSPT)
--------------------------------------------------------

3.  I.R.S. or Social Security Number of Reporting Person
    (Voluntary)
                --------------------------------------------------

4.  Statement for Month/Year  August, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (check all applicable)


    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    --- (give title below)                       (specify below)

                  Senior Vice President, Business Development
                  -------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Common Stock          8/9/01     M               7,500         A         $4,313
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Common Stock          8/10/01    M               7,500         A         $4,313
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/23/01    M               12,500        A         $5.56
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/24/01    M               7,500         A         $5.56
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/9/01     S               1,800         D         $15.20
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/9/01     S               1,000         D         $14.90
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/9/01     S               1,500         D         $15.10
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/9/01     S               500           D         $15.23
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/9/01     S               1,700         D         $14.95
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/9/01     S               500           D         $15.14
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/9/01     S               500           D         $15.11
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/10/01    S               3,600         D         $14.99
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/10/01    S               2,000         D         $14.91
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/10/01    S               500           D         $14.90
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/10/01    S               500           D         $14.97
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/10/01    S               500           D         $15.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/10/01    S               400           D         $14.93
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Common Stock          8/23/01    S               1,000         D         $17.82
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Common Stock          8/23/01    S               1,000         D         $17.90
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/23/01    S               1,000         D         $17.65
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/23/01    S               2,500         D         $17.10
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/23/01    S               1,000         D         $17.21
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/23/01    S               1,000         D         $17.20
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/23/01    S               2,000         D         $17.30
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/23/01    S               1,400         D         $17.55
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/23/01    S               500           D         $18.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/23/01    S               1,000         D         $17.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/23/01    S               100           D         $17.56
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/24/01    S               3,100         D         $15.86
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/24/01    S               1,000         D         $15.80
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/24/01    S               900           D         $15.85
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/24/01    S               2,500         D         $16.85
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/24/01    S               3,500         D         $15.95    -0-
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4  and 5)
                                      ative               Year)
                                      Security

                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to    $4,313              8/9/01              M                                       7,500
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to    $4,313              8/10/01             M                                       7,500
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to    $5,563              8/23/01             M                                      12,500
buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right to    $5,563              8/24/01             M                                       7,500
buy)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (1)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr.4)

------------------------------------------------------------------------------------------------------------------------------------

                              (1)       5/30/10    Common       7,500
                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------
                              (1)       5/30/10    Common       7,500                       5,000           D
                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------
                              (2)       1/3/11     Common       12,500
                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------
                              (2)       1/3/11     Common       7,500                       55,000          D
                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.

                       /s/ Michael R. Conn               September 4, 2001
                    -------------------------------    ---------------------
                    **Signature of Reporting Person             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

_____________

(1) This option vested 50% on the date of grant and 16.67% on each of the next 3 anniversaries of the date of grant.
(2) This option vested 25% on the first anniversary of the date of grant and 2.08% each month thereafter.

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